Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 22, 2015

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2015 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 22, 2015 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2015.

Consolidated net income available to common stockholders for the third quarter of 2015 was $81.7 million, or $1.57 per diluted common share, compared to $86.1 million, or $1.66 per diluted common share, for the second quarter of 2015, and $64.0 million, or $1.24 per diluted common share, for the third quarter of 2014. Consolidated net income available to common stockholders for the nine months ended September 30, 2015 was $256.4 million, or $4.94 per diluted common share, compared to $205.9 million, or $4.18 per diluted common share, for the comparable 2014 period.

"We delivered a solid quarter marked by healthy loan growth, robust client fund flows, strong core fee income and stable credit quality," said Greg Becker, President and CEO of SVB Financial Group. "Despite recent volatility in the stock markets, both domestically and globally, our clients continue to actively invest in and grow their businesses and demonstrate the growth and resilience that have become the hallmark of the innovation markets. SVB is on track to deliver a strong 2015 and we see solid opportunities for growth in 2016."

Highlights of our third quarter 2015 results (compared to second quarter 2015, unless otherwise noted) included:

•	Average loan balances (net of unearned income) of $14.9 billion, an increase of $596 million (or 4.2 percent).

•	Period-end loan balances (net of unearned income of $15.3 billion, an increase of $1.1 billion (or 7.4 percent).

•	Average investment securities, excluding non-marketable and other securities, of $22.9 billion, an increase of $1.5 billion (or 6.9 percent).

•	Period-end investment securities, excluding non-marketable and other securities of $23.6 billion, an increase of $1.4 billion (or 6.2 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $79.4 billion, an increase of $6.5 billion (or 9.0 percent) with average off-balance sheet client investment funds increasing by $4.1 billion (or 10.8 percent) and average on-balance sheet deposits increasing by $2.4 billion (or 6.9 percent).

•
Period-end total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $80.6 billion, an increase of $4.9 billion (or 6.5 percent) with period-end off-balance sheet client investment funds increasing $3.5 billion (or 8.7 percent) and period-end on-balance sheet deposits increasing by $1.4 billion (or 4.0 percent).

•	Net interest income (fully taxable equivalent basis) of $255.0 million, an increase of $10.9 million (or 4.5 percent).

•	Net interest margin of 2.50 percent, a decrease of 8 basis points.

•	Provision for loan losses of $33.4 million, compared to $26.5 million.

•
Gains on investment securities of $18.8 million, compared to $25.0 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $12.7 million, compared to $15.9 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $10.7 million, compared to $23.6 million.

•	Non-GAAP core fee income increased $2.3 million (or 3.5 percent) to $68.4 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $184.8 million, a decrease of $9.4 million (or 4.8 percent).

Third Quarter 2015 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Income statement:
Diluted earnings per common share (1)	$1.57	$1.66	$1.71	$1.13	$1.24	$4.94	$4.18
Net income available to common stockholders (1)	81.7	86.1	88.5	58.0	64.0	256.4	205.9
Net interest income	254.7	243.8	238.9	234.7	220.6	737.4	621.9
Provision for loan losses	33.4	26.5	6.5	40.4	16.6	66.4	19.1
Noninterest income (2)	108.5	126.3	123.5	167.6	80.2	358.3	404.6
Noninterest expense (1) (2)	184.8	194.1	190.5	186.1	179.8	569.4	521.1
Non-GAAP net income available to common stockholders (1) (3)	81.7	86.1	88.5	69.4	64.0	256.4	205.9
Non-GAAP diluted earnings per common share (1) (3)	1.57	1.66	1.71	1.36	1.24	4.94	4.18
Non-GAAP core fee income (3)	68.4	66.1	58.2	55.3	53.3	192.7	154.3
Non-GAAP noninterest income, net of noncontrolling interests (1) (2) (3)	102.1	117.7	109.4	104.3	75.3	329.2	248.3
Non-GAAP noninterest expense, net of noncontrolling interests (1) (2) (3)	184.6	193.9	190.2	180.5	175.0	568.8	507.8
Fully taxable equivalent:
Net interest income (4)	$255.0	$244.2	$239.3	$235.2	$221.0	$738.6	$623.1
Net interest margin	2.50%	2.58%	2.65%	2.66%	2.73%	2.57%	2.87%
Balance sheet:
Average total assets (2)	$42,019.2	$39,442.8	$38,221.3	$37,588.1	$34,596.1	$39,911.5	$31,403.0
Average loans, net of unearned income (2)	14,916.7	14,320.9	14,048.3	12,703.4	11,439.5	14,431.8	11,098.4
Average available-for-sale securities	15,035.1	13,797.7	13,571.2	13,526.5	12,446.8	14,140.0	12,698.4
Average held-to-maturity securities	7,879.0	7,639.8	7,569.8	7,115.3	5,775.6	7,697.3	2,544.3
Average noninterest-bearing demand deposits (2)	28,791.7	26,723.3	25,173.4	23,701.1	21,502.5	26,909.4	19,302.1
Average interest-bearing deposits	8,591.3	8,232.7	8,688.8	8,889.0	8,223.8	8,503.9	7,580.0
Average total deposits (2)	37,383.1	34,956.1	33,862.2	32,590.0	29,726.3	35,413.4	26,882.1
Average long-term debt	802.3	797.6	690.0	451.7	452.0	766.9	452.4
Period-end total assets (1) (2)	41,731.0	40,231.0	38,606.6	39,337.9	36,035.0	41,731.0	36,035.0
Period-end loans, net of unearned income (2)	15,314.6	14,261.4	14,447.7	14,384.3	12,017.2	15,314.6	12,017.2
Period-end available-for-sale securities	15,307.7	14,495.8	13,746.9	13,540.7	13,333.4	15,307.7	13,333.4
Period-end held-to-maturity securities	8,306.5	7,735.9	7,816.8	7,421.0	6,662.0	8,306.5	6,662.0
Period-end non-marketable and other securities (1) (2)	650.6	645.5	664.4	1,728.1	1,702.2	650.6	1,702.2
Period-end noninterest-bearing demand deposits (2)	28,659.0	27,734.7	25,796.1	24,583.7	22,461.1	28,659.0	22,461.1
Period-end interest-bearing deposits	8,390.5	7,892.2	8,135.0	9,759.8	8,662.1	8,390.5	8,662.1
Period-end total deposits (2)	37,049.4	35,627.0	33,931.1	34,343.5	31,123.1	37,049.4	31,123.1
Off-balance sheet:
Average client investment funds	$41,972.9	$37,869.5	$33,625.1	$31,868.1	$30,988.2	$37,822.5	$29,425.5
Period-end client investment funds	43,566.7	40,084.5	35,169.8	32,367.7	31,143.9	43,566.7	31,143.9
Total unfunded credit commitments	16,087.3	15,808.2	15,485.5	14,705.8	14,631.6	16,087.3	14,631.6
Earnings ratios:
Return on average assets (annualized) (1) (2) (5)	0.77%	0.88%	0.94%	0.61%	0.73%	0.86%	0.88%
Non-GAAP return on average assets (annualized) (1) (2) (3)	0.77	0.88	0.94	0.73	0.73	0.86	0.88
Return on average SVBFG stockholders’ equity (annualized) (1) (6)	10.35	11.40	12.38	8.14	9.30	11.34	11.37
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1) (3)	10.35	11.40	12.38	9.74	9.30	11.34	11.37
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.28%	1.34%	1.15%	1.14%	1.07%	1.28%	1.07%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.99	0.99	0.99	1.04	1.05	0.99	1.05
Gross charge-offs as a % of average total gross loans (annualized)	0.77	0.13	0.16	0.15	0.37	0.36	0.46
Net charge-offs as a % of average total gross loans (annualized)	0.75	0.05	0.11	0.13	0.28	0.31	0.39
Other ratios:
GAAP operating efficiency ratio (1) (2) (7)	50.88%	52.45%	52.57%	46.24%	59.77%	51.97%	50.77%
Non-GAAP operating efficiency ratio (1) (2) (3)	51.69	53.57	54.56	53.19	59.08	53.27	58.27
SVBFG CET 1 risk-based capital ratio (2) (8)	12.48	12.54	11.92	—	—	12.48	—
Bank CET 1 risk-based capital ratio (8)	12.79	12.87	12.36	—	—	12.79	—
SVBFG total risk-based capital ratio (2) (8)	14.05	14.15	13.46	13.92	14.97	14.05	14.97
Bank total risk-based capital ratio (8)	13.85	13.93	13.35	12.12	13.06	13.85	13.06
SVBFG tier 1 leverage ratio (2) (8)	7.67	7.95	7.92	7.74	8.22	7.67	8.22
Bank tier 1 leverage ratio (8)	7.13	7.39	7.43	6.64	7.05	7.13	7.05
Period-end loans, net of unearned income, to deposits ratio (2)	41.34	40.03	42.58	41.88	38.61	41.34	38.61
Average loans, net of unearned income, to average deposits ratio	39.90	40.97	41.49	38.98	38.48	40.75	41.29
Book value per common share (1) (9)	$61.66	$59.29	$58.16	$55.24	$53.48	$61.66	$53.48

Other statistics:
Average full-time equivalent employees	2,030	1,959	1,955	1,907	1,850	1,981	1,784
Period-end full-time equivalent employees	2,054	1,964	1,965	1,914	1,881	2,054	1,881

(1)
Amounts and ratios for periods prior to March 31, 2015 have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects ("ASU 2014-01").

(2)
Amounts and ratios as of and for the three months ended March 31, 2015 have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts and ratios prior to January 1, 2015 have not been revised for the adoption of this guidance.

(3)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(4)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014, and September 30, 2014. The taxable equivalent adjustments were $1.2 million and $1.3 million for the nine month periods ended September 30, 2015 and 2014, respectively.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(6)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(7)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(8)
Ratios as of September 30, 2015, June 30, 2015 and March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Ratios for prior periods represent the previous capital rules under Basel I.

(9)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $255.0 million for the third quarter of 2015, compared to $244.2 million for the second quarter of 2015 and $221.0 million for the third quarter of 2014. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second quarter of 2015 to the third quarter of 2015. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'15 compared to Q2'15
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$285	$(123)	$162
AFS / HTM investment securities	4,290	(1,348)	2,942
Loans	8,560	(819)	7,741
Increase (decrease) in interest income, net	13,135	(2,290)	10,845
Interest expense:
Deposits	52	(76)	(24)
Short-term borrowings	(6)	(4)	(10)
Long-term debt	—	10	10
Increase (decrease) in interest expense, net	46	(70)	(24)
Increase (decrease) in net interest income	$13,089	$(2,220)	$10,869

The increase in net interest income, on a fully taxable equivalent basis, from the second quarter of 2015 to the third quarter of 2015, was primarily attributable to the following:

•
An increase in interest income from loans of $7.7 million to $175.0 million for the third quarter of 2015. The increase was primarily reflective of the increase in average loan balances of $595.8 million as well as an increase in the number of days in the third quarter of 2015 (compared to the second quarter of 2015), offset by a decrease in loan yields. Our overall loan yields decreased by 3 basis points to 4.65 percent from 4.68 percent, consisting of a 2 basis point decrease in gross loan yields and a 1 basis point decrease in loan fee yields. The decrease in yields continues to reflect the overall low market rate environment and continued competition in the marketplace.

•
An increase in interest income from our fixed income securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $2.9 million to $88.7 million for the third quarter of 2015. The increase was primarily reflective of the increase in average investment balances of $1.5 billion as a result of deposit growth.

The overall yield on our fixed income investment securities portfolio decreased 6 basis points to 1.54 percent, driven primarily by purchases of lower yielding U.S. Treasuries, as well as an increase in premium amortization expense, reflective of increases in prepayments. The remaining unamortized premium balance as of September 30, 2015 and June 30, 2015 was $21.9 million (net of discounts of $81.1 million) and $23.4 million (net of discounts of $82.1 million), respectively.

Net interest margin, on a fully taxable equivalent basis, was 2.50 percent for the third quarter of 2015, compared to 2.58 percent for the second quarter of 2015 and 2.73 percent for the third quarter of 2014. The decline in our net interest margin, from the second quarter of 2015 to the third quarter of 2015, is reflective of the $2.4 billion growth in average deposits, of which, on average, $1.5 billion was invested in lower-yielding fixed income investment securities as well as continued yield compression on our loan portfolio as noted above.

For the third quarter of 2015, 84.0 percent, or $12.8 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 83.6 percent, or $12.1 billion, for the second quarter of 2015, and 80.6 percent, or $9.4 billion, for the third quarter of 2014.

Investment Securities

Our investment securities portfolio consists of: i) an available-for-sale portfolio and a held-to-maturity portfolio, both of which primarily represent interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio increased by $1.4 billion, or 6.2 percent, to $23.6 billion at September 30, 2015. New investments of $2.2 billion included $1.2 billion in U.S. Treasuries and the remainder were primarily in Government National Mortgage Association ("GNMA") backed securities, as part of our continued focus on limiting our duration risk. The duration of our fixed income investment securities portfolio was 2.7 years at September 30, 2015 compared to 2.8 years at June 30, 2015. Non-marketable and other securities decreased by $5.1 million to $650.6 million ($521.1 million net of noncontrolling interests) at September 30, 2015.

Available-for-Sale Securities

Average AFS securities were $15.0 billion for the third quarter of 2015, compared to $13.8 billion for the second quarter of 2015, an increase of $1.2 billion. Average AFS securities were $12.4 billion for the third quarter of 2014. Period-end AFS securities were $15.3 billion at September 30, 2015, $14.5 billion at June 30, 2015 and $13.3 billion at September 30, 2014. The increase in period-end AFS securities balances from the second quarter of 2015 to the third quarter of 2015 was primarily due to purchases of $1.2 billion in fixed rate U.S. Treasury securities, partially offset by paydowns and maturities of $0.4 billion. A decrease in market interest rates at period-end resulted in an increase in the fair value of our AFS securities portfolio of $58.9 million. The $58.9 million increase in fair value is reflected as a $34.7 million (net of tax) increase in accumulated other comprehensive income. The duration of our available-for-sale securities portfolio was 2.4 years at September 30, 2015 compared to 2.5 years at June 30, 2015.

Held-to-Maturity Securities

Average HTM securities were $7.9 billion for the third quarter of 2015, compared to $7.6 billion for the second quarter of 2015 and $5.8 billion for the third quarter of 2014. Period-end HTM securities were $8.3 billion at September 30, 2015, $7.7 billion at June 30, 2015 and $6.7 billion at September 30, 2014. The increase in period-end HTM securities balances from the second quarter of 2015 to the third quarter of 2015 was primarily due to purchases of $0.9 billion in Government National Mortgage Association ("GNMA") backed securities, partially offset by paydowns and maturities of $0.4 billion. The duration of our held-to-maturity securities portfolio was 3.2 years at September 30, 2015 compared to 3.4 years at June 30, 2015.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities increased by $5.1 million to $650.6 million ($521.1 million net of noncontrolling interests) at September 30, 2015, compared to $645.5 million ($517.0 million net of noncontrolling interests) at June 30, 2015 and $1.7 billion ($501.3 million net of noncontrolling interests) at September 30, 2014. The $5.1 million increase was primarily due to valuation increases in our managed funds of funds. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.6 billion to $14.9 billion for the third quarter of 2015, compared to $14.3 billion for the second quarter of 2015 and $11.4 billion for the third quarter of 2014. Period-end loans, (net of unearned income) increased by $1.0 billion to $15.3 billion at September 30, 2015, compared to $14.3 billion at June 30, 2015 and $12.0 billion at September 30, 2014. Period-end and average loan growth came primarily from our private equity/venture capital loan portfolio, as well as, growth in sponsored buyout loans within our software and internet loan portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.8 billion, primarily attributable to our private equity/venture capital portfolio, and totaled $6.0 billion, $5.2 billion and $4.3 billion at September 30, 2015, June 30, 2015 and September 30, 2014, respectively, which represents 38.6 percent, 36.3 percent and 35.7 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Allowance for loan losses, beginning balance	$192,644	$167,875	$120,728	$165,359	$142,886
Provision for loan losses	33,403	26,513	16,610	66,368	19,051
Gross loan charge-offs	(29,118)	(4,734)	(10,657)	(39,339)	(38,189)
Loan recoveries	578	2,990	2,380	5,119	5,313
Allowance for loan losses, ending balance	$197,507	$192,644	$129,061	$197,507	$129,061
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.86%	0.74%	0.54%	0.58%	0.21%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.77	0.13	0.37	0.36	0.46
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.75	0.05	0.28	0.31	0.39
Allowance for loan losses as a percentage of period-end total gross loans	1.28	1.34	1.07	1.28	1.07
Period-end total gross loans	$15,429,941	$14,370,930	$12,112,474	$15,429,941	$12,112,474
Average total gross loans	15,026,206	14,427,039	11,528,172	14,537,874	11,184,840

Our provision for loan losses was $33.4 million for the third quarter of 2015, compared to $26.5 million for the second quarter of 2015. The provision of $33.4 million primarily consists of $17.8 million of additional specific reserves on two newly impaired loans, $10.4 million from the increase in period-end loan balances and an additional $3.8 million for the unreserved portion of a software and internet loan charge-off during the quarter.

Gross loan charge-offs of $29.1 million for the third quarter of 2015 included $21.7 million from one growth stage client loan within our software and internet loan portfolio, of which a total of $17.9 million was previously reserved for in prior quarters.

Our allowance for loan losses as a percentage of total gross loans decreased to 1.28 percent at September 30, 2015, compared to 1.34 percent at June 30, 2015. The 6 basis point decrease in our allowance for loan losses as a percentage of total gross loans is a result of the decrease in our reserve for impaired loans largely due to the charge-off of the software and internet loan noted above. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans remained unchanged at 0.99 percent at September 30, 2015.

Our impaired loans totaled $115.5 million at September 30, 2015, compared to $100.8 million at June 30, 2015. Our impaired loan balance increased $14.7 million, primarily as a result of $52.6 million in newly impaired loans, partially offset by $10.6 million in repayments and $27.4 million in charge-offs. Newly impaired loans included $41.3 million from two sponsored buyout clients in our life science & healthcare loan portfolio. The allowance for loan losses related to impaired loans was $46.3 million at September 30, 2015, compared to $50.9 million at June 30, 2015.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $79.4 billion for the third quarter of 2015, compared to $72.8 billion for the second quarter of 2015 and $60.7 billion for the third quarter of 2014. Period-end total client funds were $80.6 billion at September 30, 2015, compared to $75.7 billion at June 30, 2015 and $62.3 billion at September 30, 2014.

Deposits

Average deposits were $37.4 billion for the third quarter of 2015, compared to $35.0 billion for the second quarter of 2015 and $29.7 billion for the third quarter of 2014. Period-end deposits were $37.0 billion at September 30, 2015, compared to $35.6 billion at June 30, 2015 and $31.1 billion at September 30, 2014. Both average and period-end noninterest-bearing demand deposits increased during the third quarter of 2015, primarily from our venture capital-backed early-stage and private equity/venture capital clients, resulting from strong equity funding rounds during the quarter. Approximately 13 percent of our average deposit growth was attributable to new client additions.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $42.0 billion for the third quarter of 2015, compared to $37.9 billion for the second quarter of 2015 and $31.0 billion for the third quarter of 2014. Period-end client investment funds were $43.6 billion at September 30, 2015, compared to $40.1 billion at June 30, 2015 and $31.1 billion at September 30, 2014. The increase in average and period-end off-balance sheet client investment funds from the second quarter of 2015 to the third quarter of 2015 was primarily attributable to our clients' utilization of our off-balance sheet product managed by SVB Asset Management, as well as, third-party sweep money market funds, reflective of the capital raising activity of our early-stage and mid-to-late-stage clients.

Noninterest Income

Noninterest income was $108.5 million for the third quarter of 2015, compared to $126.3 million for the second quarter of 2015 and $80.2 million for the third quarter of 2014. Non-GAAP noninterest income, net of noncontrolling interests was $102.1 million for the third quarter of 2015, compared to $117.7 million for the second quarter of 2015 and $75.3 million for the third quarter of 2014. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures".)

The decrease of $17.8 million ($15.6 million net of noncontrolling interests) in noninterest income from the second quarter of 2015 to the third quarter of 2015 was primarily driven by a decrease in net gains on investment securities and net gains on our equity warrant assets.

Items impacting the change in noninterest income from the second quarter of 2015 to the third quarter of 2015 were as follows:

•
Gains on investment securities of $18.8 million for the third quarter of 2015, compared to gains of $25.0 million for the second quarter of 2015. Net of noncontrolling interests, non-GAAP net gains on investment securities were $12.7 million for the third quarter of 2015 compared to net gains of $15.9 million for the second quarter of 2015. The non-GAAP net gains, net of noncontrolling interests, of $12.7 million for the third quarter of 2015 were primarily driven by the following:

◦
Gains of $6.8 million from our strategic and other investments, primarily driven by distribution gains from our strategic venture capital fund investments due to mergers and acquisition activity and unrealized valuation increases from certain investments.

◦	Gains of $6.0 million from our managed funds of funds, primarily related to unrealized valuation increases.

As of September 30, 2015, we directly or indirectly (through 5 of our consolidated managed investment funds) held investments in 301 venture capital funds, 89 companies and 5 debt funds.
The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended September 30, 2015 and June 30, 2015, respectively:

	Three months ended September 30, 2015
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$11,786	$(186)	$378	$14	$6,776	$18,768
Less: income (losses) attributable to noncontrolling interests, including carried interest	5,816	286	—	—	—	6,102
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$5,970	$(472)	$378	$14	$6,776	$12,666

	Three months ended June 30, 2015
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains on investment securities, net	$14,281	$869	$183	$141	$9,501	$24,975
Less: income attributable to noncontrolling interests, including carried interest	8,913	123	—	—	—	9,036
Non-GAAP net gains on investment securities, net of noncontrolling interests	$5,368	$746	$183	$141	$9,501	$15,939

•
Net gains on derivative instruments were $10.2 million for the third quarter of 2015, compared to $16.3 million for the second quarter of 2015. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net gains on equity warrant assets	$10,685	$23,616	$13,157	$54,579	$50,859
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	179	787	886	459	1,358
(Losses) gains on internal foreign exchange forward contracts, net (1)	(218)	(8,174)	12,529	11,626	12,038
Total (losses) gains on foreign exchange forward contracts, net	(39)	(7,387)	13,415	12,085	13,396
Net gains (losses) on other derivatives (2)	(402)	88	(34)	(374)	(775)
Total gains on derivative instruments, net	$10,244	$16,317	$26,538	$66,290	$63,480

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Primarily represents the change in fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net gains of $10.2 million on derivative instruments for the third quarter of 2015 were primarily attributable to the following:

•Net gains on equity warrant assets of $10.7 million resulted from the following:

◦
Net gains of $8.9 million from changes in warrant valuations in the third quarter of 2015 compared to net gains of $9.1 million for the second quarter of 2015. The warrant valuation gains consisted primarily of valuation increases in software and internet companies from our private company warrant portfolio reflective of continued funding activity during the quarter.

◦
Net gains of $2.2 million from the exercise of equity warrant assets, compared to net gains of $14.6 million for the second quarter of 2015. The net gains in the second quarter of 2015 were primarily reflective of $13.9 million in realized gains from one company in our public company warrant portfolio.

At September 30, 2015, we held warrants in 1,625 companies with a total value of $130.1 million. Of the 1,625 companies, 21 companies had values greater than $1.0 million and represented 33 percent of the fair value of the portfolio at September 30, 2015. The gains from our equity warrants that are from changes in warrant valuations are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net losses of $0.2 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the third quarter of 2015, compared to net losses of $8.2 million for the second quarter of 2015. The net losses of $0.2 million were partially offset by net gains of $0.2 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, letters of credit fees and client investment fees) increased $2.3 million to $68.4 million for the third quarter of 2015, compared to $66.1 million for the second quarter of 2015 and $53.3 million for the third quarter of 2014. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Non-GAAP core fee income:
Foreign exchange fees	$22,995	$22,364	$17,911	$63,037	$53,035
Credit card fees	14,536	14,215	10,909	40,841	31,440
Deposit service charges	12,272	11,301	10,126	34,309	29,344
Lending related fees	7,561	8,163	6,029	23,746	18,208
Client investment fees	5,683	5,264	3,814	15,429	10,751
Letters of credit and standby letters of credit fees	5,341	4,772	4,557	15,315	11,507
Total Non-GAAP core fee income	$68,388	$66,079	$53,346	$192,677	$154,285

The increase in non-GAAP core fee income from the second quarter of 2015 to the third quarter of 2015 was primarily a result of continued growth in deposits and increased transaction volumes from our foreign exchange and credit card product offerings, which had increased volumes of 22 percent and 11 percent, respectively. The increase in credit card and foreign exchange revenue from increased transaction volumes was partially offset by higher rebate/rewards expense and lower spreads from larger transactions, respectively.

Noninterest Expense

Noninterest expense was $184.8 million for the third quarter of 2015, compared to $194.1 million for the second quarter of 2015 and $179.8 million for the third quarter of 2014. The decrease of $9.3 million in noninterest expense is primarily driven by a $15.6 million decrease in compensation and benefits, partially offset by a $4.1 million increase in the provision for unfunded credit commitments. The provision for unfunded credit commitments increased primarily reflective of growth of $279 million in unfunded credit commitments.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Compensation and benefits:
Salaries and wages	$55,383	$51,648	$47,106	$158,456	$136,616
Incentive compensation plan	23,789	37,234	24,621	87,399	74,957
ESOP	1,660	2,635	1,540	6,462	5,398
Other employee incentives and benefits (1)	28,513	33,398	26,665	97,713	85,288
Total compensation and benefits	$109,345	$124,915	$99,932	$350,030	$302,259
Period-end full-time equivalent employees	2,054	1,964	1,881	2,054	1,881
Average full-time equivalent employees	2,030	1,959	1,850	1,981	1,784

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $15.6 million decrease in total compensation and benefits expense primarily consists of the following:

•
A decrease of $13.4 million in expense relating to incentive compensation plans, which reflects a slight change to our current expectations for our internal performance targets for full year 2015, and represents the cumulative amount on a year-to-date basis.

•
A decrease of $4.9 million in total other employee incentives and benefits, primarily related to a $3.0 million decrease in warrant incentive compensation expense due to lower warrant gains in the third quarter of 2015 compared to the second quarter of 2015, which included a large gain from a single warrant.

•
An increase of $3.7 million in salaries and wages expense, primarily due to an increase in the number of average full-time equivalent employees ("FTE"), which increased by 71 to 2,030 FTEs for the third quarter of 2015.

Non-GAAP noninterest expense, net of noncontrolling interests was $184.6 million for the third quarter of 2015, compared to $193.9 million for the second quarter of 2015 and $175.0 million for the third quarter of 2014. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 41.1 percent for the third quarter of 2015, compared to 39.0 percent for the second quarter of 2015 and 38.6 percent for the third quarter of 2014.

The increase in our effective tax rate for the third quarter of 2015 was primarily a result of:

•	A one-time additional tax provision for changes in estimates in connection with the filing of the 2014 U.S. federal corporate income tax return resulting in a 76 basis point increase.

•
A decrease in the recognition of tax benefits from the second quarter of 2015 to the third quarter of 2015 from net operating loss carryforwards related to a previously disposed business line resulting in a 70 basis point increase, and:

•
An increase of 59 basis points in the third quarter of 2015 resulting from a decrease in our effective tax rate for the second quarter of 2015 due to a reduction in the unremitted earnings tax liability during the second quarter of 2015 upon completion of the sale of SVB India Finance Private Limited ("SVBIF").

For periods prior to January 1, 2015, pursuant to the adoption of ASU 2014-01, (i) amortization expense related to our low income housing tax credits was reclassified from Other noninterest expense to Income tax expense, (ii) additional amortization, net of the associated tax benefits, was recognized in Income tax expense as a result of our adoption of the proportional amortization method and (iii) net deferred tax assets, related to our low income housing tax investments, were written-off. The cumulative effect on retained earnings upon adoption of this guidance on January 1, 2015 was a reduction of $4.7 million. The adoption of this guidance did not have a material impact on net income or earnings per share for the three and nine months ended September 30, 2014.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015 (3)	September 30, 2014 (3)
Net interest income (1)	$(2)	$(2)	$(9)	$(6)	$(12)
Noninterest income (1)	(4,608)	(7,382)	(1,185)	(26,043)	(159,362)
Noninterest expense (1)	116	242	4,743	650	13,331
Carried interest income (loss) (2)	(1,735)	(1,174)	(3,726)	(3,020)	3,058
Net income attributable to noncontrolling interests	$(6,229)	$(8,316)	$(177)	$(28,419)	$(142,985)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

(3)	Amounts prior to January 1, 2015, do not reflect the application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

Net income attributable to noncontrolling interests was $6.2 million for the third quarter of 2015, compared to $8.3 million for the second quarter of 2015 and $0.2 million for the third quarter of 2014. Net income attributable to noncontrolling interests of $6.2 million for the third quarter of 2015 was primarily a result of $6.1 million of net gains on investments (including carried interests) attributable to noncontrolling interests. These gains are primarily from net gains of $5.8 million from our managed funds of funds mainly due to valuation increases.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $123.8 million to $3.2 billion at September 30, 2015, primarily due to net income of $81.7 million and an increase in additional paid-in capital of $9.1 million attributable to amortization of share-based compensation and stock option exercises during the quarter. Additionally, the increase in the net balance of our accumulated other comprehensive income from $63.9 million to $97.1 million at September 30, 2015, was primarily driven by the $58.9 million increase in the fair value of our available-for-sale securities portfolio ($34.7 million, net of tax).

Capital Ratios

Both SVB Financial’s and Silicon Valley Bank’s (the “Bank”) capital ratios (CET 1, tier 1 and total risk-based capital and tier 1 leverage) decreased as of September 30, 2015, compared to the same ratios as of June 30, 2015. The decreases are a result of the increase in risk-weighted and average assets relative to increased capital during the third quarter of 2015. The growth in risk-weighted assets was primarily from loan growth during the quarter. The increase in average assets primarily came from both investment and loan growth during the quarter driven by the growth in deposits. Increased capital is primarily reflective of quarterly earnings.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2015 and Preliminary 2016 Outlook for Selected Items

Our outlook for the year ending December 31, 2015, and our preliminary outlook for selected items for the year ending December 31, 2016, are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2015, compared to our 2014 results, we currently expect the following outlook:

	Current full year 2015 outlook compared to 2014 results (as of October 22, 2015)	Change in outlook compared to outlook reported as of July 23, 2015
Average loan balances	Increase at a percentage rate in the high twenties	Outlook increased from a percentage rate in the mid-twenties
Average deposit balances	Increase at a percentage rate in the high twenties	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the high teens	No change from previous outlook
Net interest margin (1)	Between 2.40% and 2.60%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2014 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.60% and 1.00% of total gross loans	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the mid-twenties	Outlook increased from a percentage rate in the low twenties
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the low double digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)	These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of these measures.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Preliminary 2016 Outlook for Selected Items

Our preliminary full year 2016 outlook provided below is based on various management assumptions, including: (a) no increase in market interest rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2016 compared to our full year 2015 expected results, we currently expect the following percentage rate increases: (1) average loan growth in the low double digits, (2) average deposit balance growth in the low double digits, (3) net interest income growth in the low double digits (assuming no federal reserve rate increases), (4) net loan charge-offs between 0.30% and 0.50% of average total gross loans, (5) non-GAAP core fee income growth in the mid-teens, and (6) non-GAAP noninterest expense growth (excluding expenses related to noncontrolling interests) in the high single digits. Our 2016 outlook is preliminary and subject to change.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2015 and Preliminary 2016 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full years 2015 and 2016.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities); (ii) changes in the volume and credit quality of our loans; (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios; (iv) changes in our deposit levels; (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets; (vi) variations from our expectations as to factors impacting our cost structure; (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity; (viii) accounting changes, as required by GAAP; and (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule. For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 22, 2015, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2015. The conference call can be accessed by dialing (888) 424-8151 or (847) 585-4422, and entering the passcode “5883913.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, October 22, 2015, through 11:59 p.m. (Pacific Time) on November 21, 2015, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “5883913.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 22, 2015.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group serves companies in technology-related, life science & healthcare, private equity/venture capital, and premium wine industries. Along with commercial banking products and services provided by Silicon Valley Bank, the company offers investment advisory, asset management, private wealth management and brokerage services. We also offer non-banking products and services, such as funds management, private equity/venture capital investment and business valuation services, through our other subsidiaries and divisions. Headquartered in Santa Clara, Calif., SVB Financial Group operates in centers of innovation in the U.S. and around the world. Learn more at svb.com.

Banking services are provided by Silicon Valley Bank, Member FDIC. SVB Financial Group and Silicon Valley Bank are members of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income:
Loans (1)	$174,993	$167,252	$153,292	$507,746	$449,144
Investment securities:
Taxable	87,609	84,613	73,540	253,496	191,384
Non-taxable	707	741	772	2,220	2,362
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,482	1,320	1,722	4,071	5,301
Total interest income	264,791	253,926	229,326	767,533	648,191
Interest expense:
Deposits	1,158	1,182	2,961	4,283	8,933
Borrowings (1)	8,973	8,973	5,800	25,894	17,400
Total interest expense	10,131	10,155	8,761	30,177	26,333
Net interest income	254,660	243,771	220,565	737,356	621,858
Provision for loan losses	33,403	26,513	16,610	66,368	19,051
Net interest income after provision for loan losses	221,257	217,258	203,955	670,988	602,807
Noninterest income:
Gains on investment securities, net (1)	18,768	24,975	5,644	77,006	172,236
Gains on derivative instruments, net	10,244	16,317	26,538	66,290	63,480
Foreign exchange fees	22,995	22,364	17,911	63,037	53,035
Credit card fees	14,536	14,215	10,909	40,841	31,440
Deposit service charges	12,272	11,301	10,126	34,309	29,344
Lending related fees	7,561	8,163	6,029	23,746	18,208
Client investment fees	5,683	5,264	3,814	15,429	10,751
Letters of credit and standby letters of credit fees	5,341	4,772	4,557	15,315	11,507
Other (1)	11,077	18,916	(5,361)	22,315	14,601
Total noninterest income	108,477	126,287	80,167	358,288	404,602
Noninterest expense:
Compensation and benefits	109,345	124,915	99,932	350,030	302,259
Professional services (1)	21,137	18,950	26,081	58,834	68,383
Premises and equipment	12,356	11,787	12,631	36,800	36,267
Business development and travel	8,028	9,764	10,022	28,904	29,465
Net occupancy	8,548	8,149	7,437	24,010	22,436
FDIC and state assessments	6,954	5,962	4,587	18,705	13,660
Correspondent bank fees (1)	3,070	3,337	3,278	9,775	9,755
Provision for (reduction of) unfunded credit commitments	1,047	(3,061)	2,225	249	5,533
Other (1) (2)	14,270	14,309	13,568	42,101	33,355
Total noninterest expense	184,755	194,112	179,761	569,408	521,113
Income before income tax expense	144,979	149,433	104,361	459,868	486,296
Income tax expense (2)	57,017	54,974	40,207	175,057	137,431
Net income before noncontrolling interests	87,962	94,459	64,154	284,811	348,865
Net income attributable to noncontrolling interests (1)	(6,229)	(8,316)	(177)	(28,419)	(142,985)
Net income available to common stockholders	$81,733	$86,143	$63,977	$256,392	$205,880
Earnings per common share—basic (2)	$1.59	$1.68	$1.26	$5.00	$4.26
Earnings per common share—diluted (2)	1.57	1.66	1.24	4.94	4.18
Weighted average common shares outstanding—basic	51,479,026	51,268,197	50,751,633	51,253,758	48,280,664
Weighted average common shares outstanding—diluted	52,048,331	51,875,715	51,570,771	51,878,170	49,200,163

(1)	Amounts prior to January 1, 2015, do not reflect the application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(2)
Amounts for the three and nine months ended September 30, 2014 have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2015	June 30, 2015	September 30, 2014
Assets:
Cash and cash equivalents (1)	$1,674,145	$2,625,550	$1,872,537
Available-for-sale securities, at fair value (cost $15,167,233, $14,414,219, and $13,322,059, respectively)	15,307,661	14,495,759	13,333,436
Held-to-maturity securities, at cost (fair value $8,367,003, $7,730,811 and $6,6613,890, respectively)	8,306,526	7,735,891	6,662,025
Non-marketable and other securities (1) (2)	650,555	645,506	1,702,218
Investment securities	24,264,742	22,877,156	21,697,679
Loans, net of unearned income (1)	15,314,580	14,261,430	12,017,181
Allowance for loan losses	(197,507)	(192,644)	(129,061)
Net loans	15,117,073	14,068,786	11,888,120
Premises and equipment, net of accumulated depreciation and amortization	94,652	88,284	74,375
Accrued interest receivable and other assets (1) (2)	580,370	571,231	502,283
Total assets	$41,730,982	$40,231,007	$36,034,994
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits (1)	$28,658,963	$27,734,720	$22,461,068
Interest-bearing deposits	8,390,454	7,892,245	8,662,067
Total deposits	37,049,417	35,626,965	31,123,135
Short-term borrowings	3,756	2,537	6,630
Other liabilities (1)	566,370	614,690	517,462
Long-term debt	797,211	797,343	451,599
Total liabilities	38,416,754	37,041,535	32,098,826
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,488,985 shares, 51,461,496 shares and 50,820,946 shares outstanding, respectively	51	51	51
Additional paid-in capital (1)	1,171,649	1,162,508	1,107,337
Retained earnings (2)	1,906,135	1,824,626	1,591,977
Accumulated other comprehensive income (1)	97,064	63,917	18,744
Total SVBFG stockholders’ equity	3,174,899	3,051,102	2,718,109
Noncontrolling interests (1)	139,329	138,370	1,218,059
Total equity	3,314,228	3,189,472	3,936,168
Total liabilities and total equity	$41,730,982	$40,231,007	$36,034,994

(1)	Amounts prior to January 1, 2015, do not reflect the application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(2)
Amounts as of September 30, 2014 have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2015			June 30, 2015			September 30, 2014
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,618,582	$1,482	0.22%	$2,128,460	$1,320	0.25%	$2,472,205	$1,722	0.28%
Investment securities: (2)
Available-for-sale securities:
Taxable	15,035,114	49,027	1.29	13,797,718	46,698	1.36	12,446,821	43,519	1.39
Non-taxable (3)	—	—	—	—	—	—	—	—	—
Held-to-maturity securities:
Taxable	7,803,045	38,582	1.96	7,558,646	37,915	2.01	5,691,201	30,021	2.09
Non-taxable (3)	75,918	1,087	5.68	81,144	1,141	5.64	84,401	1,188	5.58
Total loans, net of unearned income (4) (5)	14,916,652	174,993	4.65	14,320,875	167,252	4.68	11,439,521	153,292	5.32
Total interest-earning assets	40,449,311	265,171	2.60	37,886,843	254,326	2.69	32,134,149	229,742	2.84
Cash and due from banks	349,072			316,577			299,964
Allowance for loan losses	(200,683)			(180,130)			(128,598)
Other assets (6)	1,421,524			1,419,533			2,290,550
Total assets	$42,019,224			$39,442,823			$34,596,065
Funding sources:
Interest-bearing liabilities:
NOW deposits	$258,127	$54	0.08%	$230,891	$48	0.08%	$161,793	$279	0.68%
Money market deposits	6,109,030	867	0.06	6,034,187	909	0.06	5,649,971	2,332	0.16
Money market deposits in foreign offices	192,859	20	0.04	188,399	18	0.04	228,142	26	0.05
Time deposits	68,875	28	0.16	93,387	38	0.16	162,182	96	0.23
Sweep deposits in foreign offices	1,962,448	189	0.04	1,685,870	169	0.04	2,021,727	228	0.04
Total interest-bearing deposits	8,591,339	1,158	0.05	8,232,734	1,182	0.06	8,223,815	2,961	0.14
Short-term borrowings	6,956	3	0.17	26,345	13	0.20	5,538	—	—
3.50% Senior Notes	349,684	3,138	3.56	346,479	3,137	3.63	—	—	—
5.375% Senior Notes	348,556	4,839	5.51	346,654	4,837	5.60	346,262	4,832	5.54
Junior Subordinated Debentures	54,743	831	6.02	54,787	833	6.10	54,918	834	6.02
6.05% Subordinated Notes	49,298	162	1.30	49,651	153	1.24	50,796	134	1.05
Total interest-bearing liabilities	9,400,576	10,131	0.43	9,056,650	10,155	0.45	8,681,329	8,761	0.40
Portion of noninterest-bearing funding sources	31,048,735			28,830,193			23,452,820
Total funding sources	40,449,311	10,131	0.10	37,886,843	10,155	0.11	32,134,149	8,761	0.11
Noninterest-bearing funding sources:
Demand deposits	28,791,728			26,723,333			21,502,469
Other liabilities	556,935			490,847			402,231
SVBFG stockholders’ equity	3,131,687			3,031,699			2,729,862
Noncontrolling interests	138,298			140,294			1,280,174
Portion used to fund interest-earning assets	(31,048,735)			(28,830,193)			(23,452,820)
Total liabilities and total equity	$42,019,224			$39,442,823			$34,596,065
Net interest income and margin		$255,040	2.50%		$244,171	2.58%		$220,981	2.73%
Total deposits	$37,383,067			$34,956,067			$29,726,284
Average SVBFG stockholders’ equity as a percentage of average assets			7.45%			7.69%			7.89%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(380)			(400)			(416)
Net interest income, as reported		$254,660			$243,771			$220,565

(1)
Includes average interest-earning deposits in other financial institutions of $446 million, $445 million and $408 million; and $2.1 billion, $1.6 billion and $2.0 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $24.7 million, $23.7 million and $26.0 million for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(6)
Average investment securities of $0.7 billion, $0.8 billion and $1.8 billion for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consist of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2015			September 30, 2014
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,086,409	$4,071	0.26%	$2,721,501	$5,301	0.26%
Investment securities: (2)
Available-for-sale securities:
Taxable	14,140,044	139,734	1.32	12,653,194	151,854	1.60
Non-taxable (3)	—	—	—	45,201	2,040	6.03
Held-to-maturity securities:
Taxable	7,617,112	113,762	2.00	2,506,315	39,530	2.11
Non-taxable (3)	80,190	3,416	5.70	37,941	1,594	5.62
Total loans, net of unearned income (4) (5)	14,431,785	507,746	4.70	11,098,397	449,144	5.41
Total interest-earning assets	38,355,540	768,729	2.68	29,062,549	649,463	2.99
Cash and due from banks	302,251			208,502
Allowance for loan losses	(184,119)			(132,667)
Other assets (6)	1,437,853			2,264,568
Total assets	$39,911,525			$31,402,952
Funding sources:
Interest-bearing liabilities:
NOW deposits	$239,292	$226	0.13%	$157,322	$570	0.48%
Money market deposits	6,033,935	3,308	0.07	5,194,449	7,305	0.19
Money market deposits in foreign offices	196,200	58	0.04	207,359	110	0.07
Time deposits	90,939	126	0.19	160,300	288	0.24
Sweep deposits in foreign offices	1,943,565	565	0.04	1,860,576	660	0.05
Total interest-bearing deposits	8,503,931	4,283	0.07	7,580,006	8,933	0.16
Short-term borrowings	25,505	28	0.15	5,027	—	—
3.50% Senior Notes	313,834	8,401	4.69	—	—	—
5.375% Senior Notes	348,509	14,511	5.57	346,136	14,490	5.60
Junior Subordinated Debentures	54,786	2,496	6.09	54,962	2,521	6.13
6.05% Subordinated Notes	49,726	458	1.23	51,302	389	1.01
Total interest-bearing liabilities	9,296,291	30,177	0.43	8,037,433	26,333	0.44
Portion of noninterest-bearing funding sources	29,059,249			21,025,116
Total funding sources	38,355,540	30,177	0.11	29,062,549	26,333	0.12
Noninterest-bearing funding sources:
Demand deposits	26,909,422			19,302,107
Other liabilities	539,787			399,349
SVBFG stockholders’ equity	3,022,086			2,420,695
Noncontrolling interests	143,939			1,243,368
Portion used to fund interest-earning assets	(29,059,249)			(21,025,116)
Total liabilities and total equity	$39,911,525			$31,402,952
Net interest income and margin		$738,552	2.57%		$623,130	2.87%
Total deposits	$35,413,353			$26,882,113
Average SVBFG stockholders’ equity as a percentage of average assets			7.57%			7.71%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,196)			(1,272)
Net interest income, as reported		$737,356			$621,858

(1)
Includes average interest-earning deposits in other financial institutions of $467 million and $356 million for the nine months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015 and 2014, balance also includes $1.5 billion and $2.2 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $71.4 million and $71.6 million for the nine months ended September 30, 2015 and 2014, respectively.

(6)
Average investment securities of $0.8 billion and $1.8 billion for the nine months ended September 30, 2015 and 2014, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Equity warrant assets (1):
Gains on exercises, net	$2,173	$14,584	$6,788	$26,363	$28,743
Cancellations and expirations	(412)	(114)	(61)	(818)	(577)
Changes in fair value, net	8,924	9,146	6,430	29,034	22,693
Total net gains on equity warrant assets (2)	$10,685	$23,616	$13,157	$54,579	$50,859

(1)
At September 30, 2015, we held warrants in 1,625 companies, compared to 1,587 companies at June 30, 2015 and 1,415 companies at September 30, 2014. The total value of our warrant portfolio was $130 million at September 30, 2015 compared to $123 million at June 30, 2015, and $95 million at September 30, 2014. Of the 1,625 companies, 21 companies had values greater than $1.0 million and represented 33 percent of the fair value of the portfolio at September 30, 2015.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Weighted average common shares outstanding—basic	51,479	51,268	50,752	51,254	48,281
Effect of dilutive securities:
Stock options and employee stock purchase plan	382	410	534	411	580
Restricted stock units	187	198	285	213	339
Total effect of dilutive securities	569	608	819	624	919
Weighted average common shares outstanding—diluted	52,048	51,876	51,571	51,878	49,200
SVB Financial and Bank Capital Ratios

	September 30, 2015	June 30, 2015	September 30, 2014
SVB Financial Group:
CET 1 risk-based capital ratio (1) (2)	12.48%	12.54%	—%
Tier 1 risk-based capital ratio (2) (3)	13.07	13.15	14.03
Total risk-based capital ratio (2) (3)	14.05	14.15	14.97
Tier 1 leverage ratio (2) (3)	7.67	7.95	8.22
Tangible common equity to tangible assets ratio (2) (4)	7.61	7.58	7.54
Tangible common equity to risk-weighted assets ratio (2) (4)	12.87	12.81	13.95
Silicon Valley Bank:
CET 1 risk-based capital ratio (1)	12.79%	12.87%	—%
Tier 1 risk-based capital ratio (3)	12.79	12.87	12.11
Total risk-based capital ratio (3)	13.85	13.93	13.06
Tier 1 leverage ratio (3)	7.13	7.39	7.05
Tangible common equity to tangible assets ratio (4)	7.42	7.40	6.75
Tangible common equity to risk-weighted assets ratio (4)	13.21	13.16	12.12

(1)
As of March 31, 2015, Common Equity Tier 1 ("CET 1") is a new ratio requirement under the Basel III Capital Rules and represents, common stock, plus related surplus and retained earnings, plus limited amounts of majority interest in the form of common stock, less certain regulatory deductions, divided by total risk-weighted assets.

(2)	Ratios prior to January 1, 2015, do not reflect the application of new accounting guidance adopted int he second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(3)
Ratios as of September 30, 2015 and June 30, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Ratios for prior periods represent the previous capital rules under Basel I.

(4)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2015	June 30, 2015	September 30, 2014
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,895,605	$1,643,110	$1,600,284
Hardware	338,720	524,983	403,383
Private equity/venture capital	2,897,115	2,093,557	1,692,560
Life science & healthcare	527,259	585,608	429,207
Premium wine (1)	16,701	30,182	28,425
Other	99,825	97,920	35,000
Total commercial loans	5,775,225	4,975,360	4,188,859
Real estate secured loans:
Premium wine (1)	65,101	96,935	81,464
Consumer (2)	—	—	—
Other	22,133	22,333	22,933
Total real estate secured loans	87,234	119,268	104,397
Consumer loans (2)	97,501	115,000	30,000
Total loans individually equal to or greater than $20 million	$5,959,960	$5,209,628	$4,323,256
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,424,451	$3,382,966	$2,945,040
Hardware	632,195	533,453	678,707
Private equity/venture capital (3)	1,714,838	1,930,275	1,255,775
Life science & healthcare	1,085,421	903,447	827,923
Premium wine	178,747	162,561	159,990
Other	198,373	158,485	209,067
Total commercial loans	7,234,025	7,071,187	6,076,502
Real estate secured loans:
Premium wine	568,656	535,691	482,191
Consumer	1,443,170	1,340,106	1,047,487
Other	16,250	11,250	7,500
Total real estate secured loans	2,028,076	1,887,047	1,537,178
Construction loans	92,729	91,436	80,273
Consumer loans	115,151	111,632	95,265
Total loans individually less than $20 million	$9,469,981	$9,161,302	$7,789,218
Total gross loans	$15,429,941	$14,370,930	$12,112,474
Loans individually equal to or greater than $20 million as a percentage of total gross loans	38.6%	36.3%	35.7%
Total clients with loans individually equal to or greater than $20 million	165	155	127
Loans individually equal to or greater than $20 million on nonaccrual status	$84,588	$63,310	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

(3)	Amounts prior to January 1, 2015, do not reflect the application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	September 30, 2014
Gross nonperforming, past due, and restructured loans:
Impaired loans	$115,461	$100,802	$11,687
Loans past due 90 days or more still accruing interest	169	47	125
Total nonperforming loans	$115,630	$100,849	$11,812
OREO and other foreclosed assets	—	—	561
Total nonperforming assets	$115,630	$100,849	$12,373
Nonperforming loans as a percentage of total gross loans	0.75%	0.70%	0.10%
Nonperforming assets as a percentage of total assets	0.28	0.25	0.03
Allowance for loan losses	$197,507	$192,644	$129,061
As a percentage of total gross loans	1.28%	1.34%	1.07%
As a percentage of total gross nonperforming loans	170.81	191.02	NM
Allowance for loan losses for impaired loans	$46,256	$50,865	$2,325
As a percentage of total gross loans	0.30%	0.35%	0.02%
As a percentage of total gross nonperforming loans	40.00	50.44	19.68
Allowance for loan losses for total gross performing loans	$151,251	$141,779	$126,736
As a percentage of total gross loans	0.98%	0.99%	1.05%
As a percentage of total gross performing loans	0.99	0.99	1.05
Total gross loans (1)	$15,429,941	$14,370,930	$12,112,474
Total gross performing loans (1)	15,314,311	14,270,081	12,100,662
Reserve for unfunded credit commitments (2)	36,631	35,617	35,489
As a percentage of total unfunded credit commitments	0.23%	0.23%	0.24%
Total unfunded credit commitments (3)	$16,087,307	$15,808,209	$14,631,637

(1)	Amounts prior to January 1, 2015, do not reflect the application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

(2)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(3)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Client directed investment assets	$8,392	$7,847	$7,168	$7,752	$7,288
Client investment assets under management (2)	20,943	19,261	17,050	19,305	15,574
Sweep money market funds	12,638	10,761	6,770	10,765	6,564
Total average client investment funds	$41,973	$37,869	$30,988	$37,822	$29,426

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Client directed investment assets	$8,487	$8,047	$7,344	$6,158	$6,491
Client investment assets under management (2)	21,823	20,394	17,956	18,253	17,423
Sweep money market funds	13,257	11,643	9,870	7,957	7,230
Total period-end client investment funds	$43,567	$40,084	$35,170	$32,368	$31,144

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. We adopted the new accounting guidance related to our consolidated variable interest entities (ASU 2015-02) effective January 1, 2015. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

•	Pre-tax net losses for the fourth quarter of 2014 of $13.9 million ($11.4 million, net of tax) from the pending sale of SVBIF at December 31, 2014.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share data)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Net income available to common stockholders (1)	$81,733	$86,143	$88,516	$57,990	$63,977	$256,392	$205,880
Less: net losses on SVBIF Sale Transaction (2)	—	—	—	13,934	—	—	—
Tax impact from net losses on SVBIF Sale Transaction	—	—	—	(5,398)	—	—	—
Tax impact of undistributed earnings of SVBIF	—	—	—	2,900	—	—	—
Non-GAAP net income available to common stockholders (1)	$81,733	$86,143	$88,516	$69,426	$63,977	$256,392	$205,880
GAAP earnings per common share — diluted (1)	$1.57	$1.66	$1.71	$1.13	$1.24	$4.94	$4.18
Less: net losses on SVBIF Sale Transaction (2)	—	—	—	0.28	—	—	—
Tax impact from net losses on SVBIF Sale Transaction	—	—	—	(0.11)	—	—	—
Tax impact of undistributed earnings of SVBIF	—	—	—	0.06	—	—	—
Non-GAAP earnings per common share — diluted (1)	$1.57	$1.66	$1.71	$1.36	$1.24	$4.94	$4.18
Weighted average diluted common shares outstanding	52,048,331	51,875,715	51,719,086	51,528,150	51,570,771	51,878,170	49,200,163

(1)
Amounts for periods prior to March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)	Pre-tax net losses of $13.9 million on the pending sale of SVBIF are included in other noninterest income at December 31, 2014.

	Three months ended					Nine months ended
Non-GAAP return on average assets (annualized) and average SVBFG stockholders' equity (annualized) (Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
Net income available to common stockholders (1)	$81,733	$86,143	$88,516	$57,990	$63,977	$256,392	$205,880
Non-GAAP net income available to common stockholders (1)	$81,733	$86,143	$88,516	$69,426	$63,977	$256,392	$205,880
Average Assets (2)	$42,019,224	$39,442,823	$38,221,341	$37,588,050	$34,596,065	$39,911,525	$31,402,952
Return on average assets (annualized) (1) (2)	0.77%	0.88%	0.94%	0.61%	0.73%	0.86%	0.88%
Non-GAAP return on average assets (annualized) (1) (2)	0.77	0.88	0.94	0.73	0.73	0.86	0.88
Average SVBFG stockholders' equity (annualized) (2)	$3,131,687	$3,031,699	$2,900,330	$2,827,512	$2,729,862	$3,022,086	$2,420,695
Return on average SVBFG stockholders' equity (annualized) (1)	10.35%	11.40%	12.38%	8.14%	9.30%	11.34%	11.37%
Non-GAAP return on average SVBFG stockholders' equity (annualized) (1)	10.35	11.40	12.38	9.74	9.30	11.34	11.37

(1)
Amounts and ratios for periods prior to March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts prior to January 1, 2015 have not been revised for the adoption of this guidance.

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
GAAP noninterest income (1)	$108,477	$126,287	$123,524	$167,637	$80,167	$358,288	$404,602
Less: income (losses) attributable to noncontrolling interests, including carried interest (1)	6,343	8,556	14,164	77,320	4,911	29,063	156,304
Non-GAAP noninterest income, net of noncontrolling interests (1)	$102,134	$117,731	$109,360	$90,317	$75,256	$329,225	$248,298
Less: net losses on SVBIF Sale Transaction	—	—	—	13,934	—	—	—
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction (1)	$102,134	$117,731	$109,360	$104,251	$75,256	$329,225	$248,298

(1)
Amounts as of and for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts prior to January 1, 2015 have not been revised.

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
GAAP noninterest income (1)	$108,477	$126,287	$123,524	$167,637	$80,167	$358,288	$404,602
Less: gains on investment securities, net (1)	18,768	24,975	33,263	94,787	5,644	77,006	172,236
Less: gains on derivative instruments, net	10,244	16,317	39,729	33,365	26,538	66,290	63,480
Less: other noninterest income (losses) (1)	11,077	18,916	(7,678)	(15,861)	(5,361)	22,315	14,601
Non-GAAP core fee income	$68,388	$66,079	$58,210	$55,346	$53,346	$192,677	$154,285

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts prior to January 1, 2015 have not been revised.

	Three months ended					Nine months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
GAAP net gains on investment securities (1)	$18,768	$24,975	$33,263	$94,787	$5,644	$77,006	$172,236
Less: income attributable to noncontrolling interests, including carried interest (1)	6,102	9,036	14,171	78,225	6,757	29,309	158,069
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (1)	$12,666	$15,939	$19,092	$16,562	$(1,113)	$47,697	$14,167

(1)
Amounts for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts prior to January 1, 2015 have not been revised.

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	September 30, 2015	September 30, 2014
GAAP noninterest expense (1) (2)	$184,755	$194,112	$190,541	$186,067	$179,761	$569,408	$521,113
Less: expense attributable to noncontrolling interests (2)	116	242	292	5,536	4,743	650	13,331
Non-GAAP noninterest expense, net of noncontrolling interests (1) (2)	$184,639	$193,870	$190,249	$180,531	$175,018	$568,758	$507,782
GAAP net interest income (2)	$254,660	$243,771	$238,925	$234,737	$220,565	$737,356	$621,858
Adjustments for taxable equivalent basis	380	400	416	417	416	1,196	1,272
Non-GAAP taxable equivalent net interest income (2)	$255,040	$244,171	$239,341	$235,154	$220,981	$738,552	$623,130
Less: income (losses) attributable to noncontrolling interests (2)	2	2	2	21	9	6	12
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests (2)	$255,038	$244,169	$239,339	$235,133	$220,972	$738,546	$623,118
GAAP noninterest income (2)	$108,477	$126,287	$123,524	$167,637	$80,167	$358,288	$404,602
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction (2)	102,134	117,731	109,360	104,251	75,256	329,225	248,298
GAAP total revenue (2)	$363,137	$370,058	$362,449	$402,374	$300,732	$1,095,644	$1,026,460
Non-GAAP taxable equivalent revenue, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction (2)	$357,172	$361,900	$348,699	$339,384	$296,228	$1,067,771	$871,416
GAAP operating efficiency ratio (2)	50.88%	52.45%	52.57%	46.24%	59.77%	51.97%	50.77%
Non-GAAP, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction operating efficiency ratio (2)	51.69	53.57	54.56	53.19	59.08	53.27	58.27

(1)
Amounts for periods prior to March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios for the three months ended March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts and ratios prior to January 1, 2015 have not been revised for the adoption of this guidance.

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
GAAP non-marketable and other securities (1) (2)	$650,555	$645,506	$664,388	$1,728,140	$1,702,218
Less: amounts attributable to noncontrolling interests (2)	129,417	128,539	129,921	1,216,344	1,200,903
Non-GAAP non-marketable and other securities, net of noncontrolling interests (2)	$521,138	$516,967	$534,467	$511,796	$501,315

(1)
Amounts for periods prior to March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02).

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	March 31, 2015 (Revised)(3)	December 31, 2014	September 30, 2014
GAAP SVBFG stockholders’ equity (1)	$3,174,899	$3,051,102	$2,971,692	$2,813,072	$2,718,109
Tangible common equity (1)	$3,174,899	$3,051,102	$2,971,692	$2,813,072	$2,718,109
GAAP total assets (1)	$41,730,982	$40,231,007	$38,606,610	$39,337,869	$36,034,994
Tangible assets (1)	$41,730,982	$40,231,007	$38,606,610	$39,337,869	$36,034,994
Risk-weighted assets (2)	$24,666,658	$23,815,512	$24,151,737	$21,755,091	$19,482,333
Tangible common equity to tangible assets (1)	7.61%	7.58%	7.70%	7.15%	7.54%
Tangible common equity to risk-weighted assets (1) (2)	12.87	12.81	12.30	12.93	13.95

(1)
Amounts for periods prior to March 31, 2015, and ratios have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios as of September 30, June 30, 2015 and March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Amounts and ratios for prior periods represent the previous capital rules under Basel I.

(3)
Amounts and ratios as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts and ratios prior to January 1, 2015 have not been revised for the adoption of this guidance.

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Tangible common equity (1) (3)	$3,048,933	$2,930,554	$2,886,173	$2,399,411	$2,320,613
Tangible assets (1) (3)	$41,073,120	$39,612,481	$37,974,587	$37,607,973	$34,359,839
Risk-weighted assets (2)	$23,072,656	$22,277,020	$22,602,065	$21,450,480	$19,144,527
Tangible common equity to tangible assets (1) (3)	7.42%	7.40%	7.60%	6.38%	6.75%
Tangible common equity to risk-weighted assets (1) (2) (3)	13.21	13.16	12.77	11.19	12.12

(1)
Amounts for periods prior to March 31, 2015, and ratios have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios as of September 30, June 30, 2015 and March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Amounts and ratios for prior periods represent the previous capital rules under Basel I.

(3)
Amounts and ratios as of March 31, 2015, have been revised to reflect the retrospective application of new accounting guidance adopted in the second quarter of 2015 related to our consolidated variable interest entities (ASU 2015-02). Amounts and ratios prior to January 1, 2015 have not been revised for the adoption of this guidance.